Exhibit 99.1

[ALPINE 4 LETTERHEAD]

 Dear Shareholders and Employees,

To those of you who are new to the apologue of Alpine 4, let me begin by saying "thank you" for  your interest and for those of you who have been following us, I confidently speak for the Board of  Directors and the Executive Leadership Team in saying that we are excited about what 2016 means  for us as a company.

This year is looking to be a breakthrough year for Alpine 4 and we are looking forward to what  2016 has in store for us. It is also important for us to remember our beginnings in order to provide balance to our future.   Throughout our evolution, from a start-up company to an operating public  company, we have managed and designed Alpine 4 for the long term.   Alpine 4 started with a  shared vision to revolutionize the way that automobile dealerships not only manage their  inventory, but also how they retain their customers.  While we are seeing more competition in this  segment of the automotive industry, we feel strongly that this is a great time to be in this market  place. As the needs of dealerships and consumers push for more readily available information  regarding their vehicles, Alpine 4 will be ready to lead that drive.

A New Revolutionary Experience for 6th Sense Auto

As we closed out 2015 and the dawn of 2016 was upon us, I set forth a few directives that will  enable 6th Sense Auto to convalesce a stronger market position in 2016.   First, we as company  recognized that competition in the telematics market for automobile dealerships is growing and  that our product offering is now one of many.  While there are still large competitive advantages to  our product offering versus the competition, we decided that 2016 was going to be the year to  expand the value proposition to our dealership clientele. Being proactive, I have initiated the  process of transforming our 6th Sense Auto platform into a more meaningful interaction within the  dealership sales cycle.   Our product enhancements have four overarching goals to achieve:  1. It  must meld seamlessly into a dealership and have a path forward to become a required tool used by  dealership personnel, 2. It must be easy to use, 3. It must deliver high levels of meaningful  information, and 4. It must allow technology to give a more pleasant customer experience for our  automobile dealerships' customer base.   Second, we also have begun the shift away from providing  simply a SaaS (Software As A Service) based system to our dealership clientele and are moving  towards providing a true BI (Business Intelligence) data delivery system.  Lets face it, the  purchasing of a new or used car can be a long and drawn out process that can exasperate any car  buyer.   Driving better business execution and enabling each and every person in a dealership to  become data-driven is the goal of the 6th Sense Auto BI directive. The real freedom in a 6th Sense  Auto BI solution lies in our ability to drive information to the front lines and empowering every  person in a dealership to make better decisions. By tying in our 6th Sense Auto BI solution to the sales personnel, customer and to the vehicle, we hope to enable dealerships to sell more cars and  provide a quicker and happier customer experience.

Diversification

Besides our push for market place adoption of our 6th Sense Auto product, we have also been actively pursuing diversification through acquisitions of other businesses.   It is our goal to help drive Alpine 4 into a leading multi faceted holding company with divergent products and services that not only benefit from one another as whole but also have the benefit of independence. This type of corporate structure is about having our subsidiaries prosper through strong onsite leadership while working synergistically with other Alpine 4 holdings.   Alpine 4 has been set up very much like a private equity group with Presidents who will run each business and Portfolio Managers, with specific industry related experience that, along with myself, will help guide our portfolio of companies as needed. Alpine 4 will work with our Presidents and Portfolio Managers to ensure that our motto of S.I.D.E (Synergistic, Innovation, Drives, Excellence) is utilized. Further, we will work with our subsidiaries and capital partners to provide the proper capital allocation and work to make sure each business is executing at high levels.

For the greater part of 2016, Alpine 4's primary interests will lie in the following: automotive andgreen energy technologies, logistics, companies that provide energy infrastructure manufacturing or those companies that support these industries. At the core of our acquisition strategy is our focus on existing smaller middle market operating companies with revenues of $5 to $50 million. In this target rich environment, businesses generally sell at more reasonable multiples, present greater opportunities for operational and strategic improvements and have greater potential for growth.

A Challenge to be Greater Than Ourselves

Alpine 4 Technologies has been truly blessed with the opportunity to be right here, right now. I firmly believe that our success lies in our ability to grow outside of our own needs and to help others who are less fortunate.    As many of you know, I wear my faith in God on my sleeve. In stating that, it is not my intent to diminish anyone else's belief system, it is simply a statement of my desire to guide Alpine 4 by the Golden Rule of "Do unto others as you would have them do unto you". For 2016, I have asked our executive leadership team to encourage our employees to find places outside of work and direct some of their energies to organizations that are in need of their talents. I would encourage all of our shareholders to take on this challenge as well, to make 2016 a year where love for our less fortunate brothers and sisters is exemplified by good works.   I have also asked our Advisory Board to come up with a list of non-profit charities that Alpine 4 can partner with to provide support to in 2016.   A listing of those charities will be posted on our website under the News & Events tab over the next few weeks.

In closing, I'm amazed by all we accomplished in 2015 and excited by the many things we still have to do in 2016.   We wouldn't be here without our customers, shareholders, employees, and everybody else who has contributed to our success that I forgot to mention.  Thank you all for joining us on this amazing journey and while we are still looking at dates for our 2016 shareholder meeting, when that day comes, I look forward to meeting all of you!

Best regards,

/s/ Kent Wilson

Kent Wilson
CEO / CFO

This letter contains forward-looking statements that involve risks and uncertainties concerning Alpine 4's strategic and operational plans. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the anticipated benefits to Alpine 4, including strengthened relationships with suppliers, automotive dealership customers and acceleration of its growth strategy, as well as the anticipated benefits. More information about potential factors that could affect Alpine 4's business and financial results is included under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended Sept 30, 2015, which are on file with the Securities and Exchange Commission ("SEC") and available at the SEC's website at www.sec.gov.